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                                                                    Exhibit 5.1


                          SIMPSON THACHER & BARTLETT
                                  [LETTERHEAD]






                                                       February 18, 2000


PE Corporation
561 Main Avenue
Norwalk, Connecticut 06859-0001

Ladies and Gentlemen:

    We have acted as counsel to PE Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of 3,714,500 shares of its PE Corporation - Celera Genomics Group common stock, par value $.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement (the "Shares") and the related Rights to Purchase Series B Participating Junior Preferred Stock, par value $.01 per share (the "Rights").

    We have examined (i) the Registration Statement, (ii) a form of the share certificate and (iii) a form of the Rights certificate. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to



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SIMPSON THACHER & BARTLETT

  PE Corporation                      -2-                     February 18, 2000


this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, when the Board of Directors of the Company (the "Board") has taken all necessary corporate action to authorize and approve the issuance of the Shares and Rights and upon payment of the price and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Shares and Rights will be validly issued, fully paid and nonassessable.

    We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

    We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                       Very truly yours,


                                       SIMPSON THACHER & BARTLETT